Exhibit 10.12

Agreement

Entered into in Jerusalem on June 1, 2009

Between

Intec Pharma Ltd.

P.C. 513022780

of 12 Hartom St., Jerusalem, PO Box 45219

(the “Company”)

of the first part;

And between

Zeev Weiss, I.D. 057245581

of 27/17 Hamitzpe St., Shoham, PO Box 2785

(“Zeev”)

of the second part;

Whereas	the Company engages in the field of drug enhancement; and

Whereas	the Company approached Zeev in order to continue to receive professional services from Zeev, in the framework of which he acts as deputy CEO of the Company, and Zeev granted the request and wishes to continue to act as deputy CEO of the Company, all as defined in this Agreement; and

Whereas	Zeev has provided professional services and acted as deputy CEO since September 20, 2006;

Wherefore, the Parties have agreed, represented and stipulated as follows:

1.	Preamble, Annexes and Section Headings

1.1.	The preamble to this Agreement and the annexes hereto constitute an integral part hereof and the Parties undertake and are engaging according thereto.

1.2.	The section headings are for convenience purposes only and shall not be used for interpretation of this Agreement.

2.	Term of the Agreement

This Agreement is for a period of 36 months from September 20, 2008 [the date of expiration of the previous agreement]. Each party will be entitled to terminate this Agreement at any time by written notice to the other party of 60 days.

3.	Nature and Scope of the Position

Zeev will act as deputy CEO and as an officer of the Company and will be responsible for the business aspects of the Company, such as the Company’s business model, its business strategy, examination and consummation of additional business avenues to increase the Company’s value, business development and cooperation with other companies, raising capital for the Company, receipt of government incentives in Israel and worldwide etc. Zeev shall report directly to the Company’s CEO.

It is clarified that Zeev will have other occupations, in the field of life sciences and in other fields, over and above his activity at the Company, and the estimated scope of his activity with the Company will be approx. 90 monthly hours. In the event that the scope of his activity will be different, the consideration due to him as specified in this Agreement will be changed accordingly. Zeev will deliver to the Company, each month, a specification of the number of hours he engaged in the Company’s affairs.

4.	Zeev’s Representations and Undertakings

Zeev represents and undertakes that:

4.1.	He has the knowledge, ability, experience, skills and proficiency required for the purpose of performance of his duties.

4.2.	There is no legal and/or contractual impediment to his engagement in this Agreement, to fulfilment of his undertakings or fulfillment of the position assigned to him according to this Agreement.

4.3.	He has not been indicted for and/or convicted of any criminal offense, including an offense involving moral turpitude, no criminal case has ever been opened against him at the Israel Police, and to the best of his knowledge no investigation is currently being conducted against him.

4.4.	Perform his duties honestly, with dedication, loyalty and proficiency and use his best efforts to promote the Company.

4.5.	In the framework of his position he will work under the CEO and the board of directors of the Company, and will comply with their instructions in relation to his work and/or his position, including but without derogating, instructions and/or directions in relation to work procedures, performance of resolutions of the Company’s board of directors, and any other instruction of the CEO and board of directors of the Company.

4.6.	He will not commit on the Company’s behalf and will not use its name, over and above the authorities conferred on him according to this Agreement and/or authorities that shall be explicitly defined by the Company’s management.

4.7.	He will keep confidential all of the terms and details of this Agreement, unless required \pursuant to any law.

5.	Insurance and Indemnification

The Company’s officers’ policy shall be extended to include and cover Zeev’s activity in connection with the Company, and Zeev will be granted indemnification in respect of his activity as aforesaid at the accepted scope for officers of the Company.

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6.	The consideration and the manner of payment thereof

6.1.	In consideration for 90 monthly hours that he shall dedicate to the Company’s business according to this Agreement, the Company shall pay Zeev NIS 30,000 (thirty thousand) per month, plus V.A.T as required by law (the “Consideration”).

6.2.	The Consideration shall be paid to Zeev by the Company once a month, in respect of the previous month, within 7 days from the date of receipt of a lawful tax invoice that shall be delivered to the Company’s offices within 7 days from the end of the month for which the payment is requested. The Company shall withhold at source funds as required by law, unless an exemption from withholding at source is presented thereto.

6.3.	The Company shall provide Zeev with a Ford Focus or similar car and shall bear all of the fixed and variable maintenance expenses, including licenses, insurance, fuel, repairs etc. The car shall remain the Company’s property, and shall be returned thereto by Zeev upon expiration of the Agreement.

6.4.	In the framework of overseas travel on behalf of and for the Company, Zeev will be entitled to flight expenses and accommodation overseas, which shall be covered and paid by the Company. The Company shall take out an insurance policy and medical insurance for Zeev for the period of his overseas travel.

6.5.	The Company shall provide Zeev with a mobile phone and pay him reimbursement of expenses in the sum of NIS 400 per month for calls on the mobile phone.

6.6.	If the scope of Zeev’s activity shall exceed 90 monthly hours, he will be entitled to additional consideration of NIS 290 (plus V.A.T as required by law) per hour, although the additional charge will be made in respect of units of 10 hours actually worked and less than 10 hours’ work will not entitle him to additional consideration (i.e. if Zeev works 98 hours he will not receive an increment and if he works 105 hours he will receive an increment only for 10 hours etc.).

6.7.	In addition to the aforesaid, Zeev will be entitled to bonuses and options as specified in Annexes A and B to this Agreement.

6.8.	It is clarified that lawful V.A.T, insofar as applicable, shall be added to any payment to Zeev according to this Agreement and the annexes hereto.

6.9.	This Agreement absolutely determines the relationship between the Parties, their mutual obligations and rights. Zeev will not be entitled to any payment and/or right and/or benefit from the Company that is not explicitly mentioned in this Agreement.

6.10.	Commencing from the execution of this Agreement, there neither is nor will be any employment relationship between Zeev and the Company. The Company shall not owe Zeev in respect of provision of the services any liability owed by an employer to an employee, and Zeev shall be deemed as an independent contractor for all intents and purposes.

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6.11.	For the avoidance of doubt, it is clarified that any and all mandatory payments, including payments of income tax and national insurance in respect of services that have been and shall be provided by Zeev will be paid directly by Zeev and it is he who bears personal and sole liability for payment thereof.

6.12.	If, despite the Parties’ declared intentions, it is determined that an employment relationship exists between the Company and Zeev, the Parties agree that in lieu of the Consideration stated in Section 6.1 above, the Company shall owe Zeev 65% of the sum of the Consideration stated in Section 6.1 above.

6.13.	Zeev shall compensate and/or indemnify the Company for any expense and/or damage and/or payment that the Company shall incur due to non-fulfillment of one or more of his undertakings in Section 6.10, including legal expenses that the Company shall bear, and Zeev agrees in advance that any claim of his which contradicts this document shall be summarily dismissed with and/or without prejudice.

7.	Confidentiality

Without derogating from Annex B, the confidentiality undertaking attached hereto as an integral part hereof, during the term of the agreement and for 4 years thereafter, Zeev undertakes to keep confidential any confidential information that shall reach him from the Company, not to transfer or make use of information that is in his possession and which relates, directly and/or indirectly, to the Company’s business, to its list of customers, the scope and/or nature of its business activity, and not to deliver such information other than to anyone who the Company shall have determined is authorized to receive the same.

Zeev further undertakes to keep fully confidential and not to disclose, reveal or deliver, whether during or after the term of the Agreement, to any person or body, secrets pertaining to know-how and/or information relating to the services and/or engagements made between the Company and/or between Zeev and between any one of them and any third party, other than to anyone who the Company shall have determined is authorized to receive the same.

8.	Intellectual property

Without derogating from Annex B, attached hereto, any privileged information, including any creation, concept, invention, improvement, idea, process, know-how, conclusions, copyright, patent, invention, refinement, design, development and any other intellectual property right etc. – that is developed or invented by Zeev, alone or together with others, during or in connection with his work at the Company, will be the sole property of the Company, and Zeev will have no right to ownership and/or royalties and/or consideration and/or any other right in connection with such information.

The provisions of this section shall survive the end of the term of this Agreement, for whatever reason, or termination hereof, indefinitely.

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9.	General

9.1.	It is represented that this Agreement and the annexes hereto include everything that has been agreed between the Parties. Any modification of this Agreement and the annexes hereto shall be made in writing and signed by both Parties only. No modification otherwise made shall be valid.

9.2.	Failure to exercise a right according to this Agreement shall not be deemed as a waiver thereof.

9.3.	The Parties’ addresses for purposes of this Agreement are as specified in the preamble to this Agreement. Any notice that is sent by registered mail by one party to the other shall be deemed as having been delivered to its destination 72 hours after dispatch thereof from the post office, and if hand delivered, upon delivery thereof.

In witness whereof, the Parties have hereto set their hands

/s/ Giora Carni	/s/ Zeev Weiss
Intec Pharma Ltd	Zeev Weiss

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Annex A

1.	a.	On the date that the Agreement takes effect, Zeev shall be allotted 5232 options of the Company (which reflect 1.875% of the Company’s shares on a fully diluted basis – i.e. 1.875% of the sum total of the shares, securities convertible into shares, undertakings and options allotted by the Company assuming that they will all be converted). [According to a key of 0.625% options per year – the same as the agreement that was in effect until September 2008, according to 3 years, the previous agreement being for two years]. 1162 options will be exercisable from June 1, 2009.

b.	In addition to the aforesaid, Zeev will be allotted, on a one-time basis, on the date on which the Agreement takes effect, 5580 options of the Company (which reflect 2% of the Company’s shares on a fully diluted basis – i.e. 2% of the sum total of the shares, securities convertible into shares, undertakings and options allotted by the Company assuming that they will all be converted). The said options will fully vest only if a material agreement is signed between the Company and a third party, if the date of execution of the material agreement is during the term of this Agreement and if it is signed in the period of up to 12 months after expiration of the term of this Agreement.

If no material agreement is signed between the Company and a third party as aforesaid in the term of the Agreement or within 12 months after expiration thereof, all of the options allotted according to Section 1.b shall expire and be deemed null and void.

The exercise of the options allotted to Zeev according to Section 1.b is contingent upon Zeev working at a scope of approx. 90 hours per month on average and more during the term of the Agreement, although it is clarified that this restriction shall not apply in the 12-month period after expiration of the Agreement.

2.	The options mentioned in Section 1.a above which cannot be exercised immediately (4070) will be exercisable in 8 equal quarterly installments. The first installment will be exercisable on September 1, 2009, and will subsequently be exercisable once every 3 months (in this section: “Quarter”), provided that Zeev will be employed by the Company. In the event of termination of Zeev’s activity in the course of a certain Quarter (one of the three-month periods as aforesaid), he will be entitled to exercise the next installment as if he worked at the Company until the end of the Quarter during which the prior notice period ended.

3.	Without derogating from the aforesaid, all of the options that shall be allotted to Zeev according to this Agreement will be subject to the following conditions:

3.1.	The exercise price for receipt of a share will be NIS 0.01. The vesting of the options (Zeev’s entitlement to exercise options) will be as specified in this annex.

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3.2.	In cases in which the Company (in this annex the term company includes a subsidiary of the Company and/or an affiliate of the Company) is issued and/or sold and/or control of the Company is transferred and/or a majority of its assets are sold and/or the Company’s business is merged with another company (including a “reverse acquisition” in which the Company’s shareholders will hold the majority of the shares of the merged company) and/or the Company’s business or part thereof is transferred to a subsidiary or sister company (spin off) and/or a license is granted for all or a majority of the Company’s assets – Zeev’s right to exercise the options will be accelerated and he will be entitled to exercise all of the options allotted to him immediately, even if their exercise date as stated in Section 2 above shall not yet have arrived.

3.3.	The options will be allotted in the framework of an option plan on a capital track which meets the requirements of Section 102 of the Income Tax Ordinance on a trustee track.

4.	The entire section is revoked.

5.	The entire section is revoked.

6.	The entire section is revoked.

7.	The Company shall consider granting a bonus of up to 3 monthly payments a year to Zeev (in accordance with the average payments made to him during the period until the decision) in view of excellent performance, meeting assignments which can create material value for the Company such as development of new applications for the technology. In any event, the same will be subject to the sole discretion of the Company’s competent organs, during the term of the Agreement.

8.	It is clarified that with respect to Section 1.b above, “term of the Agreement” means the period in which Zeev worked at the Company, plus the 60-day period in which any party may terminate the Agreement, while if the Company asks Zeev not to work in the said 60-day period, or to work at a reduced scope, it shall be assumed for the purpose of the said sections that he worked the greater of the following two alternatives: (a) the actual scope of the work in the said 60-day period (b) the average that Zeev worked in the three months prior to the giving of the notice.

Intec Pharma Ltd. (the “Company”)

Personal – confidential

To the addressee only

Date: June 1, 2009

Zeev Weiss

I.D. 057245581

Dear Zeev,

Re: Notice of the allotment / granting of options

in accordance with Section 102 of the Income Tax Ordinance (New Version)

The board of directors of Intec Pharma Ltd., P.C. 513022780 (the “Company”) has decided to grant you the right to purchase shares of the Company under special conditions (“Options”), in accordance with the agreement signed between you and the Company on June 1, 2009 (the “Agreement”).

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1.	The main terms and conditions of the Options that it was decided to grant you are specified below:

1.1.	Number of options: you are hereby granted 10812 options for the purchase of ordinary shares of the Company.

1.2.	Exercise price: equal in NIS (on the exercise date) to NIS 0.01 per share.

1.3.	Effective date: June 1, 2009

1.4.	Entitlement to exercise the Options: the vesting will be as specified below:

From the effective date, 1162 options may be exercised.

From September 1, 2009 – 509 options may be exercised.

From December 1, 2009 – 509 options may be exercised.

From March 1, 2010 – 509 options may be exercised.

From June 1, 2010 – 509 options may be exercised.

From September 1, 2010 – 509 options may be exercised.

From December 1, 2010 – 509 options may be exercised.

From March 1, 2011 – 509 options may be exercised.

From June 1, 2011 – 507 options may be exercised.

5580 options will vest upon the execution of a material agreement between the Company and a third party, as stated in Section 1.b of Annex A to the Agreement.

1.5.	The tax track – a trustee capital plan pursuant to Section 102.

1.6.	The Company shall notify trustee Guy Bachar – Trust Company and any other body required by law of the allotment of the Options to you in accordance with the Agreement and the annexes thereto and this letter of grant. The Company has received all of the approvals required by law, its incorporation documents and its option plan for the purpose of granting the Options according to the Agreement and this letter.

2.	Manner of exercise:

Upon arrival of an exercise date or acceleration date, you may notify the Company that you wish to exercise a certain number of options (according to your choice, but no more than the maximum vested quantity). The shares shall be allotted to you within 7 days from the date of provision of the notice plus the exercise price (NIS 0.01 per share).

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3.	Immediate exercise:

In any case mentioned in the option plan or in Section 3.2 of Annex A to the Agreement, all of the exercise dates listed above will be brought forward and the total quantity of options determined above (plus the adjustments and additions to which you will be entitled) shall immediately become exercisable (the “Acceleration Date”). In such a case, the options will be exercisable from the Acceleration Date until 10 years after the effective date. Options not exercised by the end of this period shall expire.

4.	Holding in trust:

In order to secure fulfillment of the tax laws, and to ensure exhaustion of the purchase right proceedings according to the plan, the Options granted to you according to this letter shall be held in trust by a trustee to be approved for such purpose by the Income Tax Commissioner. In addition, in the event that you choose not to receive or sell the shares at the time of exercise of the options, these shares will also be held in the same trust.

5.	Transfer of shares:

In the event that you decide that you wish to sell or transfer the Company’s shares which are received after exercise of the Options to any entity, in whole or in part, whether for or without consideration, you will be entitled to do so provided that so long as the Company is a private company, the transfer of the shares is subject to a right of first refusal conferred on the Company’s other shareholders.

6.	Period of the option:

The Options may be exercised until the tenth anniversary of the effective date. Options not exercised by the end of this period shall automatically be cancelled.

7.	Taxation:

Any tax that applies in respect of the exercise of the Options for shares and/or in respect of the sale thereof shall be borne by you alone, and in the case of death, heaven forbid, by the heirs, without the Company bearing the same, either directly or indirectly. The applicable tax will be deducted on the date of the liability from the sale proceeds by the trustee or by the Company, as the case may be. Your (or your heirs’, in the case of death, heaven forbid) tax liability will be determined pursuant to the provisions of Section 102 of the Income Tax Ordinance and the Income Tax Rules or pursuant to any other law that shall replace them.

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8.	Option plan:

The Company’s option plan shall apply to you subject to the changes specified in the Agreement and the annexes thereto and in this letter, and in any case in which the Agreement and the annexes thereto and/or this letter contain terms that are more favorable to you relative to the Company’s option plan, the provisions of the Agreement and the annexes thereto or of this letter shall prevail over the provisions of the Company’s option plan. It is agreed that it will not be possible to prejudice or derogate from your rights or the rights attached to the Options or the shares for which they shall be exercised without your consent.

Sincerely,

/s/ Giora Carni

Intec Pharma Ltd.

I hereby agree to the aforesaid:

/s/ Zeev Weiss
Zeev Weiss

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Translated from Hebrew

Amendment to Agreement

Entered into and signed in __________ on _________, 2012

Between:	Intec Pharma Ltd., Private Company 513022780

of 12 Hartom Street, Jerusalem

(the "Company")

of the first part;

And:	Ze’ev Weiss, I.D. 057245581

of 27/17 HaMitzpé Street, P.O.B. 2785 Shoham

("Ze’ev")

of the second part;

Whereas	Ze’ev serves as the Company’s Deputy CEO under an employment agreement of October 21, 2007 (the “October 2007 Agreement”), which was renewed on June 1, 2009 (the “June 2009 Agreement”; both agreements, including their annexes, are attached hereto as Annex A and Annex B, respectively); and

Whereas	the parties intend to amend the June 2009 Agreement.

Wherefore the parties have represented, stipulated and agreed as follows:

1.	The preamble to this amendment to the agreement and the annexes hereto constitute an integral part hereof.

2.	All of the terms and conditions of the October 2007 Agreement and all of the terms and conditions of the June 2009 Agreement, including the warrants allotted under such agreements, which shall remain in effect subject to the terms and conditions of the Company’s option plan, including in the Prior Notice period as hereinafter defined, with the exception of terms and conditions expressly modified in this amendment to the agreement, shall remain in force and effect.

3.	Section 2 of the June 2009 Agreement shall be deleted and replaced with the following language:

“2. Term of the Agreement

2.1 This agreement shall become effective as of April 1, 2011.

2.2 Each party may terminate this agreement at any time and for whatever reason, by prior notice of 180 days, in advance and in writing (the “Prior Notice”). It is agreed by and between the parties that insofar as Ze’ev is not required by the Company to come to work during the Prior Notice period, monthly consideration will be paid to him in an amount equal to the average consideration paid to him during the 6 months preceding the giving of Prior Notice as aforesaid.

2.3 Notwithstanding the aforesaid, it is hereby agreed that the Company may terminate this agreement at any time, Prior Notice not being required and without derogating from any remedy to which the Company is entitled under any law and/or agreement, upon occurrence of one or more of the following events:

2.3.1 Breach of a fundamental condition of the conditions hereof.

2.3.2 Conviction of a criminal offence involving moral turpitude.

2.3.3 Performance of an act that constitutes an outright breach of trust against the Company, or an act that knowingly harmed the Company’s reputation”.

4.	In Section 3 of the June 2009 Agreement. “Nature and Scope of Position”, the second paragraph shall be deleted and replaced with the following language:

“It is clarified that Ze’ev shall have other occupations, in the field of life sciences and other fields, beyond his activity at the Company, but he will dedicate the majority of his time and energy to his activity at the Company. Ze’ev shall provide the Company with a monthly specification of the number of hours during which he was engaged in the Company’s affairs”.

5.	Section 6.1 of the June 2009 Agreement shall be deleted and replaced with the following language:

“In consideration for the professional services that Ze’ev shall provide the Company as stated in the June 2009 Agreement, the Company shall pay Ze’ev NIS 315 for each hour of work up to a monthly cap of 200 hours of work. The aforesaid fee shall be linked to the Consumer Price index of April 2012 and shall be updated once every calendar quarter”.

6.	Section 6.6 of the June 2009 Agreement shall be deleted.

7.	Section 6.14 shall be added to the June 2009 Agreement in the following language:

“6.14.1 Ze’ev shall be entitled to receive a bonus from the Company, subject to the following conditions:

a.	The Company shall sign a Material Commercialization Agreement with a third party in respect of one of its products. A “Material Commercialization Agreement” is an agreement, the engagement in which shall have been lawfully approved by the appropriate organs of the Company under any law, which agreement shall have been defined by the Company’s board of directors as a material commercialization agreement and which satisfies the following conditions: (1) an agreement with a company or entity; (2) which enters into an agreement with the Company in connection with the Company’s core business; (2) the agreement was approved by a majority of votes of the Company’s board of directors; and (4) the agreement significantly increases the Company’s value.

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b.	Ze’ev is employed (including in the Prior Notice period) by the Company on the date of signing of the Material Commercialization Agreement,

c.	Ze’ev will be entitled to a bonus at the rate of 2% of the consideration actually received by the Company up to an aggregate amount received by the Company of U.S. $15 million.

It is clarified that Ze’ev shall not be entitled to an additional bonus, in respect of amounts exceeding U.S. $15 million, which are paid, if and insofar as paid, to the Company.

Payment of the tax amount deriving from receipt of the bonus, insofar a given, shall be fully borne by Ze’ev”.

8.	Section 6.15 shall be added to the June 2009 Agreement in the following language:

“6.15 Shortly after the approval of this addendum and receipt of the approvals required under any law, Ze’ev shall be granted, on a one-time basis, 2,000,000 options for the purchase of 2,000,000 ordinary shares of the Company of par value NIS 0.01 each, against payment of an exercise price to be determined as the higher of: (a) the average price of the Company’s share on Tel Aviv Stock Exchange Ltd. (“TASE”) in the thirty trading days preceding the date of approval of the resolution by the audit committee and the board of directors of the Company (i.e. NIS 0.94); (b) the price of the share on the date of the Company’s initial public offering on TASE (i.e. NIS 0.952).

The grant of such options is in keeping with the provisions of the Company’s option plan and the annexes thereto. Furthermore, the options shall be allotted in the name of a trustee in a capital track and shall be subject to the Company’s option plan and the annexes thereto, which meets the requirements of Section 102 of the Income Tax Ordinance. The aforesaid options shall vest over a 4-year period.

The aforesaid options shall vest in portions, subject to the vesting conditions and within the exercise period as specified below:

1.	1,000,000 options (hereinafter in this section: the “First Portion”) will be exercisable as of April 1, 2014 (hereinafter in this subsection: the “First Vesting Period”), and until the end of 72 calendar months as of the granting date thereof. Insofar as the agreement ends after the elapse of the First Vesting Period, Ze’ev will be entitled to exercise the First Portion in accordance with the provisions of the Company’s option plan and the annexes thereto.

2.	125,000 options (hereinafter in this section: the “Second Portion”) will be exercisable as of July 1, 2014 (hereinafter in this subsection: the “Second Vesting Period”), and until the end of 72 calendar months as of the granting date thereof. Insofar as the agreement ends after the elapse of the Second Vesting Period, Ze’ev will be entitled to exercise the Second Portion in accordance with the provisions of the Company’s option plan and the annexes thereto.

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3.	125,000 options (hereinafter in this section: the “Third Portion”) will be exercisable as of October 1, 2014 (hereinafter in this subsection: the “Third Vesting Period”), and until the end of 72 calendar months as of the granting date thereof. Insofar as the agreement ends after the elapse of the Third Vesting Period, Ze’ev will be entitled to exercise the Third Portion in accordance with the provisions of the Company’s option plan and the annexes thereto.

4.	125,000 options (hereinafter in this section: the “Fourth Portion”) will be exercisable as of January 1, 2015 (hereinafter in this subsection: the “Fourth Vesting Period”), and until the end of 72 calendar months as of the granting date thereof. Insofar as the agreement ends after the elapse of the Fourth Vesting Period, Ze’ev will be entitled to exercise the Fourth Portion in accordance with the provisions of the Company’s option plan and the annexes thereto.

5.	125,000 options (hereinafter in this section: the “Fifth Portion”) will be exercisable as of April 1, 2015 (hereinafter in this subsection: the “Fifth Vesting Period”), and until the end of 72 calendar months as of the granting date thereof. Insofar as the agreement ends after the elapse of the Fifth Vesting Period, Ze’ev will be entitled to exercise the Fifth Portion in accordance with the provisions of the Company’s option plan and the annexes thereto.

6.	125,000 options (hereinafter in this section: the “Sixth Portion”) will be exercisable as of July 1, 2015 (hereinafter in this subsection: the “Sixth Vesting Period”), and until the end of 72 calendar months as of the granting date thereof. Insofar as the agreement ends after the elapse of the Sixth Vesting Period, Ze’ev will be entitled to exercise the Sixth Portion in accordance with the provisions of the Company’s option plan and the annexes thereto.

7.	125,000 options (hereinafter in this section: the “Seventh Portion”) will be exercisable as of October 1, 2015 (hereinafter in this subsection: the “Seventh Vesting Period”), and until the end of 72 calendar months as of the granting date thereof. Insofar as the agreement ends after the elapse of the Seventh Vesting Period, Ze’ev will be entitled to exercise the Seventh Portion in accordance with the provisions of the Company’s option plan and the annexes thereto.

8.	125,000 options (hereinafter in this section: the “Eighth Portion”) will be exercisable as of January 1, 2016 (hereinafter in this subsection: the “Eighth Vesting Period”), and until the end of 72 calendar months as of the granting date thereof. Insofar as the agreement ends after the elapse of the Eighth Vesting Period, Ze’ev will be entitled to exercise the Eighth Portion in accordance with the provisions of the Company’s option plan and the annexes thereto.

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9.	125,000 options (hereinafter in this section: the “Ninth Portion”) will be exercisable as of April 1, 2016 (hereinafter in this subsection: the “Ninth Vesting Period”), and until the end of 72 calendar months as of the granting date thereof. Insofar as the agreement ends after the elapse of the Ninth Vesting Period, Ze’ev will be entitled to exercise the Ninth Portion in accordance with the provisions of the Company’s option plans and the annexes thereto.

It is agreed that case, prior to the end of the vesting period, an event occurs of the sale of all or most of the Company’s securities and/or assets and/or a public offering of the Company’s securities is made on NASDAQ and/or the Company merges with another Company (hereinafter, collectively and severally: an “Entitling Event”), the date of establishment of Ze’ev’s entitlement to exercise all of the options not yet fully vested/matured for ordinary shares, shall be accelerated at the closing date of the Entitling Event.

Payment of the tax amount required due to the grant of the options and/or the allotment of the shares at exercise of the options, insofar as allotted, shall be fully borne by Ze’ev”.

9.	In Section 1B of Annex A to the June 2009 Agreement, “in the Prior Notice period” shall replace “in the period of up to 12 months after the end of the term of this agreement”.

10.	Section 8 of Annex A to the June 2009 Agreement shall be deleted.

In witness whereof the parties have hereunto set their hands

/s/ Zvi Joseph and Giora Carni	/s/ Ze’ev Weiss
Intec Pharma Ltd	Ze’ev Weiss

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Translated from Hebrew

Addendum to Agreement

Entered into and signed in Jerusalem on November 11, 2013

Between:	Intec Pharma Ltd., Public Company 513022780

of 12 Hartom Street, Jerusalem

(the "Company")

of the first part;

And:	Ze’ev Weiss, I.D. 057245581

of 27/17 HaMitzpé Street, P.O.B. 2785 Shoham

("Mr. Weiss")

of the second part;

Whereas	in January and February 2008 the Company’s board of directors and general meeting of shareholders approved an agreement with Mr. Weiss dated October 21, 2007, whereby Mr. Weiss provides professional services as of September 20, 2006 and for a period of 24 months as of the date of signing thereof. On June 1, 2009, the services provision agreement with Mr. Weiss was renewed for a 36-month period commencing on September 20, 2008 (the agreement was updated by the Company’s board of directors on September 9, 2009). On March 22, 2012 and on March 28, 2012, the Company’s audit committee and board of directors, respectively, approved the extension of the agreement indefinitely (all shall be hereinafter collectively referred to as the “Original Agreement”); and

Whereas	on November 11, 2013 the Company’s board of directors approved the appointment of Mr. Weiss as Co-CEO of the Company; and

Whereas	the parties intend to update the terms and conditions of the Original Agreement, all as specified in this addendum to the agreement hereinbelow;

Wherefore the parties have represented, stipulated and agreed as follows:

1.	The preamble to this addendum to the agreement and the annexes hereto, if and insofar as attached, constitute an integral part hereof.

2.	All of the terms and conditions of the Original Agreement, which are in effect as of the date of the entering into effect of the provisions of this addendum to the agreement (with the exception of terms and conditions expressly modified in this addendum to the agreement), shall remain in force and effect.

3.	The terms and conditions of the engagement which are contemplated in the addendum:

3.1.	Cash bonus: the cash bonus of U.S. $300,000, which Mr. Weiss would be entitled to under the provisions of the Original Agreement, shall be cancelled.

3.2.	Options: Mr. Weiss will be allotted, on a one-time basis, 750,000 contingent options for the purchase of 750,000 Company shares of par value NIS 0.0.1 each, against an exercise price equal to the average of the share’s closing prices in the 30-day period preceding the board of directors’ resolution on the allotment (the “Contingent Options”). The Contingent Options shall fully vest and be available for exercise immediately after a Material Agreement becomes effective. The Contingent Options shall remain in force and effect for a period of up to 72 calendar months as of the granting date thereof. The Contingent Options shall expire at the end of 90 days as of the date of termination of Mr. Weiss’s employment, and they shall be deemed null and void and non-exercisable, if, by such time, entitlement to exercise the same shall not have arisen and the same shall not have been exercised by Mr. Weiss.

For this purpose, a “Material Agreement” shall mean an agreement satisfying the following cumulative conditions: (a) an agreement shall have been signed with a company or an entity, (b) in a transaction with the Company (or with another entity designated by the Company for the purpose of such engagement) in connection with the Company’s core business, (c) the agreement shall have been approved by a majority of the votes of the Company’s board of directors as a material agreement for the Company, and (d) the agreement significantly increases the Company’s value for a reasonable duration of time.

4.	The provisions of this addendum to the agreement are in effect as of the date of receipt of any and all approvals required under any law.

In witness whereof the parties have hereunto set their hands

/s/ Giora Carni and Nir Sassi	/s/ Ze’ev Weiss
Intec Pharma Ltd	Ze’ev Weiss

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